Exhibit 1.1

EXECUTION COPY

10,000,000 Shares

INVESCO MORTGAGE CAPITAL INC.

7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock

UNDERWRITING AGREEMENT

August 9, 2017

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

UBS Securities LLC

J.P. Morgan Securities LLC

As Representatives of the Several Underwriters

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

c/o UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

c/o J.P. Morgan Securities LLC

383 Madison Avenue,

New York, New York 10179

Dear Ladies and Gentlemen:

1. Introductory. Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters 10,000,000 shares (the “Firm Securities”) of its 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series C Stock”), a series of the Company’s preferred stock, par value $0.01 per share, and also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 1,500,000 additional shares of Series C Stock (the “Optional Securities”) as set forth below. The Firm Securities and the

Optional Securities are herein collectively called the “Offered Securities.” Pursuant to the Agreement of Limited Partnership (the “OP Agreement”) of IAS Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), upon receipt of the net proceeds of (a) the sale of the Firm Securities on the First Closing Date (as defined below) and (b) any and all Optional Securities on each Optional Closing Date (as defined below), the Company will contribute such net proceeds to the Operating Partnership in exchange for a number of preferred units of partnership interest in the Operating Partnership (the “OP Units”) that is equivalent to the number of Firm Securities and Optional Securities sold to the Underwriters (the “Company OP Units”).

2. Representations and Warranties of the Company and the Operating Partnership and Representations and Warranties of the Manager.

(a) The Company and the Operating Partnership, jointly and severally, represent and warrant to, and agree with, the several Underwriters that:

(i) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3ASR (No. 333-210454), including a related prospectus or prospectuses, covering the registration of the Offered Securities and the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Offered Securities under the Securities Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Applicable Time” means 5:30 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Securities Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) (for the avoidance of doubt, including any Pricing Term Sheet (as hereinafter defined)).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (the “NYSE”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(ii) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities, and (D) on each Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b), and (C) on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and J.P. Morgan Securities LLC (collectively, the “Representatives”) specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(iii) Automatic Shelf Registration Statement.

(A) Well-Known Seasoned Issuer Status. (1) At the time of initial filing of the Registration Statement, (2) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (3) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(B) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities, in a form satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(C) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(A) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(iv) Ineligible Issuer Status. (A) At the earliest time after the initial filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (B) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Securities Act and not being the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(v) General Disclosure Package. As of the Applicable Time, neither (A) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated August 9, 2017, including the base prospectus, dated March 29, 2016 (which is the most recent Statutory Prospectus distributed to investors generally), and the pricing and other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (B) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing

Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(vi) Incorporated Documents. The documents incorporated by reference in the Registration Statement and the General Disclosure Package, when they were filed with the Commission or became effective, conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement or the General Disclosure Package, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(vii) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then included or incorporated by reference in the Registration Statement. If at any time following the issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then included or incorporated by reference in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(viii) Good Standing of the Company and the Operating Partnership. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Maryland, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification. The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with power and authority to own its properties and conducts its business as described in the General Disclosure Package; and the Operating Partnership is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property of the conduct of its business requires such qualification.

(ix) Subsidiaries. Each subsidiary of each of the Company and the Operating Partnership has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of each of the Company and the Operating Partnership is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each subsidiary of each of the Company and the Operating Partnership has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by each of the Company and the Operating Partnership, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(x) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth or incorporated by reference in the General Disclosure Package; all outstanding shares of capital stock of the Company are and, when the Firm Securities have been delivered and paid for in accordance with this Agreement on the First Closing Date and, if applicable, the Optional Securities have been delivered and paid for in accordance with this Agreement on the applicable Closing Date, such Firm Securities and Optional Securities will be validly issued, fully paid, and nonassessable, will conform to the information in the General Disclosure Package and to the description of such Firm Securities and Optional Securities contained in the Final Prospectus; the Common Stock conforms to the description thereof in the General Disclosure Package and the Final Prospectus; the description of the Offered Securities will conform to the terms of the articles supplementary setting forth the rights and preferences of the Series C Stock (the “Articles Supplementary”); the shareholders of the Company have no preemptive rights with respect to the Offered Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no outstanding (a) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (b) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (c) obligations of the Company to issue or sell any shares of capital stock, partnership interests or membership interests, as applicable, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options.

(xi) Conversion. The shares of Common Stock issuable upon conversion of the Offered Securities have been duly and validly authorized and, when issued in accordance with the terms of the Articles Supplementary, will be fully paid and nonassessable, issued in compliance with all applicable state, federal and foreign securities laws and will not have been issued in violation of or subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. The Company has reserved for future issuance a sufficient number of shares of Common Stock to be issued upon conversion of the Offered Securities.

(xii) OP Units. The Company OP Units and all outstanding OP Units have been duly authorized; all outstanding OP Units are, and, when the Company OP Units have been delivered and paid for in accordance with the OP Agreement, the Company OP Units will be validly issued and will conform to the information in the General Disclosure Package and to the description of such Company OP Units contained in the Final Prospectus; all outstanding OP Units have been, and all Company OP Units will be issued and sold in compliance with all applicable federal and state securities laws.

(xiii) Registration Rights Agreements. There are no contracts, agreements or understandings between the Company and any person granting such person any rights to have any securities of the Company or any of its subsidiaries registered under the Securities Act for resale by such person, except pursuant to (i) the Registration Rights Agreement, dated July 1, 2009, by and among the Company, Invesco Advisers, Inc., a Delaware corporation (the “Manager”) and Invesco Investments (Bermuda) Ltd., a Bermuda company (“Invesco Bermuda”), and (ii) the Registration Rights Agreement, dated March 12, 2013, by and among the Company, the Operating Partnership and the initial purchasers set forth therein.

(xiv) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or any of its affiliates, including, but not limited to, the Manager and Invesco, Ltd., a Bermuda company (“Invesco”), or any of their respective direct or indirect subsidiaries, and any person that would give rise to a valid claim against the Company, such affiliate or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(xv) Listing. The Company will apply to have the Offered Securities listed on the NYSE as soon as practicable after the execution of this Agreement.

(xvi) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the OP Agreement in connection with the offering, issuance and sale of the Offered Securities or the shares of Common Stock to be issued upon conversion of the Offered Securities by the Company or the issuance and sale of the Company OP Units by the Operating Partnership, except such as have been obtained, or made and such as may be required under state securities laws.

(xvii) Title to Property. Except as disclosed in the General Disclosure Package, the Company, the Operating Partnership and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the General Disclosure Package, the Company, the Operating Partnership and their respective subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(xviii) Absence of Defaults and Conflicts Resulting from Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the OP Agreement in connection with the offering, including the compliance by the Company with the provisions of the Articles Supplementary, issuance and sale of the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities by the Company and the issuance and sale of the Company OP Units by the Operating Partnership will not constitute a default or, to the extent applicable, a Debt Repayment Triggering Event (as defined below) under, result in a violation of any of the terms and provisions of, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Operating Partnership or any of their respective subsidiaries pursuant to,

(A) the Organizational Documents of the Company, the Operating Partnership or any of their respective subsidiaries, (B) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Operating Partnership or any of their respective subsidiaries or any of their properties, or (C) any agreement or instrument to which the Company, the Operating Partnership or any of their respective subsidiaries is a party or by which the Company, the Operating Partnership or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Operating Partnership or any of their respective subsidiaries is subject, except, in the case of clauses (B) and (C) only, such defaults, violations, liens, charges or encumbrances that would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Operating Partnership and their respective subsidiaries taken as a whole (“Material Adverse Effect”); a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Operating Partnership or any of their respective subsidiaries; the term “Organizational Documents” as used herein means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational documents and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; and (d) in the case of any other entity, the organizational and governing documents of such entity.

(xix) Absence of Existing Defaults and Conflicts. Neither the Company, the Operating Partnership nor any of their respective subsidiaries is in violation of its Organizational Documents or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

(xx) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Operating Partnership.

(xxi) Authorization and Enforceability of Management Agreement and OP Agreement. The Management Agreement, dated July 1, 2009, as amended by the Amendment to Management Agreement, dated May 24, 2011, and the Amendment to Management Agreement, dated July 1, 2015 (as so amended, the “Management Agreement”), in each case by and among the Company, the Operating Partnership, IAS Asset I LLC and the Manager has been duly authorized, executed and delivered by each of the Company and the Operating Partnership and constitutes a valid and binding agreement of each of the Company and the Operating Partnership enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles; and the OP Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(xxii) Possession of Licenses and Permits. The Company, the Operating Partnership and their respective subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Operating Partnership or any of their respective subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(xxiii) Absence of Labor Dispute. No labor dispute exists between any officers or other key persons of the Company or the Manager named in the General Disclosure Package (each, a “Company-Focused Professional”) on the one hand and the employer of each such individual on the other hand nor, to the knowledge of the Company, is such a labor dispute imminent that could have a Material Adverse Effect.

(xxiv) Employment; Noncompetition; Nondisclosure. Neither the Company nor, to the best of the Company’s knowledge, any employer of any Company-Focused Professional has been notified that any such Company-Focused Professional plans to terminate his or her employment with his or her employer. Neither the Company nor, to the best of the Company’s knowledge, any Company-Focused Professional is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company or the Manager as described in the General Disclosure Package.

(xxv) Accurate Disclosure. The statements included or incorporated by reference in the General Disclosure Package and the Final Prospectus under the headings “Description of Capital Stock”, “Description of the Series C Preferred Stock”, “Certain Provisions of The Maryland General Corporation Law and Our Charter and Bylaws”, “U.S. Federal Income Tax Considerations,” “Supplement to U.S. Federal Income Tax Considerations,” “Underwriting” and “Certain Relationships and Related Transactions,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings in all material respects and present the information required to be shown.

(xxvi) Absence of Manipulation. None of the Company, the Operating Partnership, the Manager or their respective subsidiaries or, to the Company’s knowledge, any affiliates of the Company, has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxvii) Invesco-Related Data. Any financial or other data regarding Invesco and its direct and indirect subsidiaries, including but not limited to, the Manager that is included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package is derived from Invesco’s accounting or other applicable records and is accurate in all material respects.

(xxviii) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(xxix) Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) and to maintain accountability for assets; (C) receipts and expenditures are being made only in accordance with management’s general or specific authorization; (D) access to assets is permitted only in accordance with management’s general or specific authorization; and (E) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the General Disclosure Package, since the Company’s inception, there has been (1) no material weakness in the Company’s “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act), whether or not remediated, and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its subsidiaries maintain “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. The Company has taken all necessary actions to ensure that, upon the effectiveness of the Registration Statement, it will be in compliance in all material respects with all provisions of Sarbanes-Oxley and all Rules and Regulations promulgated thereunder or implementing the provisions thereof that are then in effect and which the Company is required to comply with as of the effective date of the Registration Statement, the date of the Preliminary Prospectus Supplement and the date of the Prospectus Supplement.

(xxx) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Operating Partnership or any of their respective subsidiaries that, if determined adversely to the Company, the Operating Partnership or any of their respective subsidiaries or assets, would, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Operating Partnership to perform their respective obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company or the Operating Partnership’s knowledge, contemplated.

(xxxi) Financial Statements. The financial statements included in each Registration Statement and the General Disclosure Package present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with US GAAP applied on a consistent basis and the schedules included or incorporated by reference in each Registration Statement present fairly the information required to be stated therein. The interactive data in eXtensible Business Reporting Language incorporated by reference in each Registration Statement and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(xxxii) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included or incorporated by reference in the General Disclosure Package (A) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Operating Partnership and their respective subsidiaries, taken as a whole that is material and adverse, (B) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company or the Operating partnership on any class of the Company’s capital stock or any OP Units, respectively, and (C) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company, the Operating Partnership or their respective subsidiaries.

(xxxiii) Investment Company Act. Neither the Company nor the Operating Partnership is an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or an entity controlled by an investment company. After giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, neither the Company nor the Operating Partnership is an investment company or an entity controlled by an investment company.

(xxxiv) Indebtedness. None of the Company, the Operating Partnership or any of their direct or indirect subsidiaries has any material indebtedness as of the date of this Agreement nor will any of the Company, the Operating Partnership or any of their direct or indirect subsidiaries have any material indebtedness immediately prior to the sale of the Offered Securities on the First Closing Date, in each case except as disclosed in the General Disclosure Package.

(xxxv) Insurance. The Company, the Operating Partnership and each of their respective subsidiaries is insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company, the Operating Partnership or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; none of the Company, the Operating Partnership or any of their respective subsidiaries has been refused any insurance coverage sought or applied for; and the Company has obtained directors’ and officers’ insurance in such amounts as is customary for companies engaged in the type of business conducted by the Company.

(xxxvi) Tax Law Compliance. The Company and its subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner, and all such tax returns are correct and complete in all material respects, and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings.

(xxxvii) Real Estate Investment Trust. The Company has made a timely election to be subject to tax as a real estate investment trust (“REIT”) pursuant to Sections 856 through 860 of the United States Internal Revenue Code of 1986, as amended (“Code”) for its taxable year ended December 31, 2009, and such election has remained in effect and will continue to remain in effect with respect to each subsequent taxable year of the Company (unless the Board of Directors of the Company determines that it is no longer in the best interests of the Company and its shareholders to elect to be subject to taxation as a REIT). The Company has filed returns as a REIT for each taxable year ended December 31, 2009 through 2015 and will file as a REIT for each of its subsequent taxable years (unless the Board of Directors of the Company determines that it is no longer in the best interests of the Company and its shareholders to elect to be subject to taxation as a REIT). Commencing with its taxable year ended December 31, 2009, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s actual and proposed method of operation as set forth in each Registration Statement, the General Disclosure Package and each Statutory Prospectus does and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation set forth in the General Disclosure Package and each Statutory Prospectus are true, complete and correct in all material respects.

(xxxviii) Description of Organization and Method of Operation. The description of the Company’s organization and actual and proposed method of operation and its qualification and taxation as a REIT set forth or incorporated by reference in each Registration Statement, the General Disclosure Package and each Statutory Prospectus is accurate and presents fairly the matters referred to therein; the Company’s operating policies, investment guidelines and operating policies described in each Registration Statement, the General Disclosure Package and each Statutory Prospectus accurately reflect in all material respects the current intentions of the Company with respect to the operation of its business, and no material deviation from such guidelines or policies is currently contemplated.

(xxxix) Anti-Corruption. None of the Company, the Operating Partnership or their respective subsidiaries, nor any director, officer or to the Company’s knowledge, employee of the Company, the Operating Partnership or their respective subsidiaries, nor, to the Company’s knowledge, any Company-Focused Professional (not covered by the first part of this sentence), any other agent or representative of the Company, the Operating Partnership or their respective subsidiaries, or to the Company’s knowledge, any affiliate of the Company, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company, the Operating Partnership and their respective subsidiaries and, to the Company’s knowledge, affiliates of the Company, have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.

(xl) Anti-Money Laundering. The operations of the Company, the Operating Partnership and their respective subsidiaries and, to the Company’s knowledge, affiliates of the Company, are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company, the Operating Partnership or any of their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding (including any inquiries or investigations by any court or governmental agency, authority or body, domestic or foreign, or any arbitrator) with respect to the Anti-Money Laundering Laws is pending or, to the Company or the Operating Partnership’s knowledge, threatened or contemplated.

(xli) OFAC Sanctions.

(1) None of the Company, the Operating Partnership or any of their respective subsidiaries (collectively, the “Entity”) nor any director, officer or employee thereof, nor, to the Entity’s knowledge, any agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT) or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(2) The Entity will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(3) The Entity has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xlii) Prior Sales of Offered Securities. Except as disclosed in the General Disclosure Package, the Company has not sold, issued or distributed any Offered Securities or any securities convertible into or exchangeable for, or that represent rights to receive, the Offered Securities or securities substantially similar to the Offered Securities during the six-month period preceding the date hereof.

(b) The Manager represents and warrants to, and agrees with, the Underwriters that:

(i) Manager-Related Disclosure. Any financial or other data regarding the Manager and/or its subsidiaries that is included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package is derived from the Manager’s accounting or other applicable records and is accurate in all material respects.

(ii) Good Standing of the Manager. The Manager has been duly organized and is existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Manager is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

(iii) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Manager or any of its subsidiaries pursuant to, (A) the Organizational Documents of the Manager or any of its subsidiaries, (B) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Manager or any of its subsidiaries or any of their properties, or (C) any agreement or instrument to which the Manager or any of its subsidiaries is a party or by which the Manager or any of its subsidiaries is bound or to which any of the properties of the Manager or any of its subsidiaries is subject except, in the case of clauses (B) and (C) only, such defaults, violations, liens, changes or encumbrances that would neither, individually or in the aggregate, result in a Material Adverse Effect nor impair the ability of the Manager to perform its obligations under this Agreement or the Management Agreement.

(iv) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Manager.

(v) Authorization and Enforceability of Management Agreement. The Management Agreement has been duly authorized,

executed and delivered by the Manager and constitutes valid and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(vi) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the Manager to perform its obligations under this Agreement.

(vii) Possession of Licenses and Permits. The Manager and its subsidiaries possess, and are in compliance with the terms of, all adequate Licenses necessary or material to the conduct of the business of the Manager with respect to the Company now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Manager or any of its respective subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(viii) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Manager and its subsidiaries, taken as a whole, that is material and adverse to the Company or that would prevent the Manager from carrying out its obligations under this Agreement or the Management Agreement.

(ix) Employment; Noncompetition; Nondisclosure. The Manager has not been notified that any officers or other key persons of the Manager named in the General Disclosure Package, or a significant number of members of the Manager’s mortgage investment team plans to terminate his or her employment with the Manager. Neither the Manager nor, to the best of the Manager’s knowledge, any officers or other key persons of the Manager named in the General Disclosure Package is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company or the Manager as described in the General Disclosure Package.

(x) Absence of Manipulation. The Manager has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xi) Litigation. There are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Manager or any of its subsidiaries or any of their respective properties that, if determined adversely to the Manager or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Manager to perform its obligations under this Agreement or the Management Agreement; and, to the Manager’s knowledge, no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or contemplated.

(xii) Investment Advisers Act. The Manager is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the Manager is not prohibited by the Investment Advisers Act, or the rules and regulations thereunder, from performing its obligations under the Management Agreement as described in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(xiii) Internal Controls. The Manager maintains a system of internal controls in place sufficient to provide reasonable assurance that (A) the transactions that may be effectuated by the Manager under the Management Agreement are executed in accordance with its management’s general or specific authorization and (B) access to the Company’s assets is permitted only in accordance with the internal polices, controls and procedures of the Manager.

(xiv) Compliance. The Manager is in compliance with all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees and judgments, including those relating to transactions with affiliates, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3. Purchase, Sale and Delivery of Offered Securities.

On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $24.2125 per share, the respective number of shares of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company at the office of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 a.m., New York time, on August 16, 2017, or at such other time not later than three full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Skadden, Arps, Slate, Meagher & Flom LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company at the above office of Skadden, Arps, Slate, Meagher & Flom LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Skadden, Arps, Slate, Meagher & Flom LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.	Certain Agreements of the Company and the Manager.

(a) The Company agrees with the several Underwriters that:

(i) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement.

(ii) Final Term Sheet. The Company will prepare a pricing term sheet (the “Pricing Term Sheet”) reflecting the final terms of the Offered Securities, substantially in the form set forth in Schedule B hereto and otherwise in form and substance satisfactory to the Representatives, and shall file such Pricing Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business on the business day following the date of this Agreement provided that the Company shall furnish the Representatives with copies of any such Pricing Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall reasonably object.

(iii) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will not effect such amendment or supplementation without the Representatives’ consent, which shall not be unreasonably withheld; and the Company will also advise the Representatives promptly of (A) the filing of any such amendment or supplement, (B) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (C) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (D) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities or Common Stock in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(iv) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Securities Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Securities Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(v) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Securities Act and Rule 158.

(vi) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished on or prior to 3:00 p.m., New York time, on the second business day following the execution and delivery of this Agreement, or at such time as otherwise agreed to by the Representatives. All other documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(vii) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities and the shares of Common Stock to be issued upon conversion of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(viii) Reporting Requirements. During the period of two years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to the Representatives (A) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (B) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(ix) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (A) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities or the shares of Common Stock to be issued upon conversion of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (B) costs and expenses related to the review by the Financial Industry Regulatory Authority (“FINRA”) of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), with such costs not to exceed $5,000, (C) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, (1) any travel expenses of the Company’s officers and employees, and (2) any other expenses of the Company, (D) the fees and expenses incident to listing the Offered Securities on the NYSE, (E) the fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (F) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters, (G) expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, (H) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company, (I) all fees for clearance, settlement and book-entry transfer of the Offered Securities through The Depository Trust Company and (J) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(x) Use of Proceeds. The Company will use the net proceeds received in connection with the offering and sale of the Offered Securities and will cause the Operating Partnership to use the net proceeds received in connection with the issuance and sale of the Company OP Units in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder.

(xi) Absence of Manipulation. The Company will not, and will cause its subsidiaries and affiliates not to take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(xii) Listing. The Company will complete all required filings with the NYSE and other necessary actions in order to cause the Offered Securities to be listed and admitted and authorized for trading on the NYSE within the time period specified in the Final Prospectus.

(xiii) Qualification and Taxation as a REIT. The Company will use its best efforts to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2017, and the Company will use its best efforts to continue to qualify for taxation as a REIT under the Code unless the Board of Directors of the Company determines that it is no longer in the best interests of the Company and its shareholders to be so qualified.

(xiv) Articles Supplementary. Prior to the First Closing Date, the Company will (i) file the Articles Supplementary with the Maryland State Department of Assessments and Taxation, which Articles Supplementary will comply with all applicable requirements of the Maryland General Corporation Law, will have been duly authorized by the Board of Directors of the Company prior to such filing and will be in full force and effect, and (ii) register the Series C Stock with the Commission under the Exchange Act.

(xv) Clear Market. Neither the Company nor the Operating Partnership will offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any securities substantially similar to the Offered Securities, or any securities convertible into or exchangeable for, or that represent rights to receive, the Offered Securities or securities substantially similar to the Offered Securities, except for the sales to the Underwriters pursuant to this Agreement, for a period of 30 days after the date hereof, without the prior written consent of the Representatives.

(xvi) Conversion. Prior to the Closing Date, the Company will reserve a sufficient number of shares of Common Stock to satisfy the conversion of the Offered Securities into shares of Common Stock in accordance with the terms of the Articles Supplementary and, for so long as any shares of Series C Stock are outstanding, the Company will continue to hold in reserve a sufficient number of shares of Common Stock to satisfy the conversion of such number of shares of Series C Stock into shares of Common Stock in accordance with the terms of the Articles Supplementary.

(b) The Manager agrees with the several Underwriters that it will not, and will cause its subsidiaries and affiliates over which the Manager exercises control not to take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that is has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company, the Operating Partnership and the Manager herein (as though made on such Closing Date), to the accuracy of the statements of officers of the Company, Operating Partnership, the Manager and their respective subsidiaries made pursuant to the provisions hereof, to the performance by the Company, the Operating Partnership and the Manager of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter.

(i) The Representatives shall have received letters, dated the date hereof and each Closing Date, of PricewaterhouseCoopers LLP (independent registered public accountants for the Company and the Operating Partnership beginning February 23, 2016), substantially in the form of Annex I(A) hereto, confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information of the Company and the Operating Partnership included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(ii) The Representatives shall have received letters, dated the date hereof and each Closing Date, of Grant Thornton LLP (independent registered public accountants for the Company and the Operating Partnership through February 23, 2016), substantially in the form of Annex I(B) hereto, confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information of the Company and the Operating Partnership included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities; (ii) any downgrading in the rating of debt securities, if any, of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in either U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for the Company and the Operating Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Alston & Bird LLP, counsel for the Company and the Operating Partnership in substantially the form set forth on Annex II hereto.

(e) Opinion of Special Counsel for Company. The Representatives shall have received an opinion, dated such Closing Date, of Venable LLP, special counsel for the Company, in substantially the form set forth on Annex III hereto.

(f) Tax Opinion. The Representatives shall have received a tax opinion, dated such Closing Date, of Alston & Bird LLP, counsel for the Company, in substantially the form set forth on Annex IV hereto.

(g) Opinion of Counsel for the Manager. The Representatives shall have received an opinion, dated such Closing Date, of Alston & Bird LLP, counsel for the Manager, in substantially the form set forth on Annex V hereto.

(h) Opinion of Counsel for Underwriters. The Representatives shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(i) Company Officers’ Certificate. The Representatives shall have received a certificate, dated such Closing Date, of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company in which such officers shall state that: the representations and warranties of the Company and the Operating Partnership in this Agreement are true and correct; each of the Company and the Operating Partnership has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and subsequent to the date of the most recent financial statements incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(j) Manager Officers’ Certificate. The Representatives shall have received a certificate, dated such Closing Date, of the Chief Executive Officer and Chief Financial Officer of the Manager in which such officers shall state that: the representations and warranties of the Manager in this Agreement are true and correct; and the Manager has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(k) Chief Financial Officer’s Certificate. The Representatives shall have received, dated the date hereof and each Closing Date, certificates signed by the Company’s Chief Financial Officer, substantially in the form of Annex VI hereto.

(l) Listing. The Company shall have applied to have the Series C Stock listed on the NYSE and shall have used its commercially reasonable efforts to have such listing application approved on or prior to the First Closing Date.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification by the Company and the Operating Partnership. Each of the Company and the Operating Partnership will, jointly and severally, indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus, or the General Disclosure Package, or the omission or alleged omission of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Operating

Partnership will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification by the Underwriters. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement, the Operating Partnership and each person, if any, who controls the Company or the Operating Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus, or the General Disclosure Package, or the omission or the alleged omission of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the information contained in the third paragraph under the caption “Underwriting”, and (ii) the information relating to stabilizing transactions, penalty bids and syndicate covering transactions contained in the ninth, tenth, eleventh, twelfth, thirteenth and fourteenth paragraphs under the caption “Underwriting.”

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Operating Partnership on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Operating Partnership on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Operating Partnership bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Operating Partnership and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Operating Partnership, the Manager or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Operating Partnership, the Manager or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not

consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and reasonable disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Operating Partnership and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk; c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, NY 1-050-12-01, New York, New York 10020, Attention: Capital Markets Transaction Management Legal; c/o UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Fixed Income Syndicate; and c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Facsimile: (212) 834-6081, Attention: Investment Grade Syndicate Desk, or, if sent to the Company, the Operating Partnership or the Manager will be mailed, delivered or telegraphed and confirmed to it at 1555 Peachtree Street, NE, Suite 1800, Atlanta, Georgia 30309, Attention: Robert H. Rigsby; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company, the Operating Partnership and the Manager acknowledge and agree that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company, the Operating Partnership and the Manager and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company, the Operating Partnership or the Manager on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms’ length negotiations with the Representatives, and the Company, the Operating Partnership or the Manager is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company, the Operating Partnership and the Manager have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company, the Operating Partnership or the Manager, and that the Representatives have no obligation to disclose such interests and transactions to the Company, the Operating Partnership or the Manager by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. Each of the Company, the Operating Partnership and the Manager waives, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company, the Operating Partnership or the Manager in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, the Operating Partnership or the Manager, including shareholders, employees or creditors of the Company, the Operating Partnership or the Manager.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of the Company, the Operating Partnership and the Manager hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company, the Operating Partnership and the Manager irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Operating Partnership and the Manager and the several Underwriters in accordance with its terms.

Very truly yours,

INVESCO MORTGAGE CAPITAL INC.

By:	/s/ John M. Anzalone
Name: John M. Anzalone
Title: Chief Executive Officer

IAS OPERATING PARTNERSHIP LP

By:	Invesco Mortgage Capital Inc., as its General Partner

By:	/s/ John M. Anzalone
Name: John M. Anzalone
Title: Chief Executive Officer

INVESCO ADVISERS, INC.

By:	/s/ Robert H. Rigsby
Name: Robert H. Rigsby
Title: Senior Vice President

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Richard H. Klein
Name: Richard H. Klein
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Ahmet Yetis
Name: Ahmet Yetis
Title: Executive Director

By:	/s/ Dean Laurence
Name: Dean Laurence
Title: Associate Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

Acting on behalf of themselves and as the Representatives of the several Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

SCHEDULE A

Underwriter	Number of Firm Securities
Morgan Stanley & Co. LLC	2,700,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,700,000
UBS Securities LLC	2,700,000
J.P. Morgan Securities LLC	1,900,000

Total	10,000,000

A-1

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

Final Term Sheet, dated August 9, 2017, in the form set forth below:

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus

Supplement, dated August 9, 2017

to Prospectus, dated March 29, 2016

Registration No. 333-210454

Invesco Mortgage Capital Inc.

7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

Final Pricing Term Sheet

August 9, 2017

Issuer:	Invesco Mortgage Capital Inc.

Securities Offered:	7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”)

Shares Offered:	10,000,000 shares

Over-Allotment Option:	1,500,000 shares

Trade Date:	August 9, 2017

Settlement and Delivery Date:	August 16, 2017 (T+5)

Public Offering Price:	$25.00 liquidation preference per share; $25.00 in aggregate liquidation preference (assuming the over-allotment option is not exercised)

Underwriting Discount:	$0.7875 per share; $7,875,000 total (assuming the over-allotment option is not exercised)

Net Proceeds to the Issuer, before Expenses:	$24.2125 per share; $242,125,000 total (assuming the over-allotment option is not exercised)

Dividend Rate:

From the date of issuance to, but not including, September 27, 2027: 7.50% per annum of the $25.00 liquidation preference ($1.875 per annum per share)

From September 27, 2027 and thereafter: A floating rate equal to three-month LIBOR (as defined in the Preliminary Prospectus Supplement) as calculated on each applicable date of determination (as defined in the Preliminary Prospectus Supplement) plus a spread of 5.289% per annum based on the $25.00 liquidation preference.

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Dividend Payment Date:

The 27th day of each March, June, September and December (or if any dividend payment date is not a business day, the next succeeding business day), commencing on December 27, 2017.

The first dividend on the Series C Preferred Stock sold in this offering will be payable on December 27, 2017 and will be for more than a full quarter, covering the period from the date of issuance to, but not including, December 27, 2017, or $0.68229 per share.

Dividend Record Date:	The fifth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls; the first dividend record date will be December 5, 2017.

Liquidation Preference:	$25.00 per share

Optional Redemption:	Not redeemable prior to September 27, 2027, except under circumstances intended to preserve the Issuer’s qualification as a REIT for federal income tax purposes or as otherwise described in the Preliminary Prospectus Supplement. On and after September 27, 2027, the Issuer may, at its option, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption.

Conversion Rights:	Share Cap: 2.94118

Exchange Cap: Subject to certain adjustments, the aggregate number of shares of the Issuer’s common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable or deliverable, as applicable, in connection with the exercise of a Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series C Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable).

Proposed NYSE Listing Symbol:	IVR PrC

CUSIP:	46131B 506

VI-2

ISIN:	US46131B5066

Joint Lead Book-Running Managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC J.P. Morgan Securities LLC

The Issuer has filed a registration statement on Form S-3ASR (Registration No. 333-210454), including a base prospectus dated March 29, 2016 and a preliminary prospectus supplement, dated August 9, 2017, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from Morgan Stanley & Co. LLC toll-free at (800) 584-6837 or by email at prospectus@morganstanley.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; UBS Securities LLC toll-free at (888) 827-7275; or J.P. Morgan Securities LLC toll-free at (212) 834-4533.

2.	Pricing and Other Information included in the General Disclosure Package

None.

VI-3